Exhibit 4.1

DESCRIPTION OF FOREST CITY REALTY TRUST, INC. STOCK
The following summarizes the material terms of Forest City Realty Trust, Inc. (the “Company”) stock as set forth in the Company’s Charter (the “Charter”) and the Company’s Bylaws (the “Bylaws”), which govern the rights of holders of the Company’s stock. The Company believes that the following description covers the material terms of the Company’s stock, but the following summary may not contain all of the information that is important to you and is qualified in its entirety by reference to applicable Maryland law and to the Charter and Bylaws.

Authorized Capital

The Charter authorizes the Company to issue up to 447,000,000 shares of stock, consisting of 371,000,000 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), 56,000,000 shares of Class B common stock, par value $0.01 per share (“Class B common stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).

As permitted by Maryland law, the Charter authorizes the Company’s board of directors, with the approval of a majority of the entire board of directors and without any action by the Company’s stockholders, to amend the Charter to increase or decrease the aggregate number of authorized shares of the Company’s stock or the number of authorized shares of any class or series of the Company’s stock.

Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders.

Company Common Stock

All outstanding shares of Class A common stock and Class B common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of the Company’s stock and to the provisions of the Charter relating to the restrictions on ownership and transfer of stock, holders of shares of the Company’s common stock are entitled to receive distributions when authorized by the Company’s board of directors and declared by the Company out of assets legally available for distribution to stockholders and are entitled to share ratably in assets legally available for distribution to stockholders in the event of the Company’s liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.

Subject to the provisions of the Charter regarding the restrictions on ownership and transfer of the Company’s stock, except as may be otherwise specified in the terms of any class or series of the Company’s stock, and, except as noted below, each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes on each matter on which holders of the Company’s stock are entitled to vote, and, except as may be provided with respect to any other class or series of the Company’s stock, the holders of shares of Class A common stock and Class B common stock possess the exclusive voting power.

In the election of directors, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more additional directors, the holders of Class A common stock voting as a separate class are entitled to elect 25% of the entire board of directors immediately after such election rounded up to the nearest whole number of directors (the “Class A directors”), and holders of Class B common stock voting as a separate class are entitled to elect the remaining directors up for election in any year in which directors are to be elected by the Company’s stockholders (the “Class B directors”); provided, however, if on the close of business on the record date for any stockholders meeting at which directors are to be elected, (i) the total number of issued and outstanding shares of Class A common stock is less than 10% of the aggregate number of issued and outstanding shares of Class A common stock and Class B common stock, then all the directors to be elected at such meeting will be elected by the holders of Class A common stock and Class B common stock voting together as a single class, or (ii) the total number of outstanding shares of Class B common stock is less than 500,000, then the holders of Class A common stock will continue to have the right, voting as a separate class, to elect 25% of the entire board of directors immediately after such election rounded up to the nearest whole number of directors and the right to vote together with the holders of the Class B common stock to elect the remaining members of the board of directors up for election in any year in which directors are to be elected by the Company’s stockholders, provided further that, in each instance, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of the Company’s stock, each share of Class A common stock will entitle the holder thereof to one vote and each share of Class B common stock will entitle the holder thereof to ten votes.

The holders of shares of Class A common stock and Class B common stock vote as separate classes:

•	for the election of directors (subject to exceptions described above);

•
to amend the Charter or Bylaws or approve a merger or consolidation of the Company with or into another entity if the amendment, merger or consolidation would adversely alter the rights, preferences, privileges or restrictions granted or imposed with respect to the particular class relative to the shares of any other class; and

•	on all matters as to which class voting may be required by applicable Maryland law.

Holders of shares of Class A common stock and, except for the conversion rights discussed below, holders of shares of Class B common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding the restrictions on ownership and transfer of the Company’s stock and the exceptions discussed below, shares of Class A common stock and Class B common stock have equal distribution, liquidation and other rights. Holders of shares of Class B common stock are entitled to convert, at any time and at their election, each share of Class B common stock into one share of Class A common stock. Shares of Class A common stock are not convertible.

The Charter provides that if (i) the Company’s board of directors authorizes and the Company declares any stock dividend with respect to any class of the Company’s common stock, the Company must at the same time declare a proportionate stock dividend with respect to each other class of the Company’s common stock and (ii) the shares of any class of the Company’s stock are combined or subdivided, the shares of each other class of the Company’s common stock must be combined or subdivided in an equivalent manner. In the discretion of the Company’s board of directors, dividends payable in shares of Class A common stock may be paid with respect to shares of any class of the Company’s common stock, but dividends payable in shares of Class B common stock may be paid only with respect to shares of Class B common stock.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

As permitted under Maryland law, the Charter authorizes the Company’s board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend the Charter to increase or decrease the aggregate number of shares of the Company’s stock or the number of shares of any class or series of shares of the Company’s stock that the Company is authorized to issue.

In addition, the Charter authorizes the Company’s board without stockholder approval to authorize the issuance from time to time of shares of stock of any class or series, including preferred stock. The Charter also authorizes the Company’s board of directors to classify and reclassify any unissued shares of common stock or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over the Class A common stock and the Class B common stock with respect to distributions or upon liquidation, and authorize the Company to issue the newly classified shares. Prior to the issuance of shares of each new class or series, the Company’s board of directors is required by Maryland law and by the Charter to set, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of the Company’s stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. These actions may be taken without the approval of holders of the Company’s common stock unless such approval is required by applicable law, the terms of any other class or series of the Company’s stock or the rules of any stock exchange or automated quotation system on which any shares of the Company’s stock are listed or traded. Therefore, the Company’s board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for the Company’s common stock or otherwise be in the best interest of the Company’s stockholders. No shares of preferred stock are issued and outstanding, and the Company’s board of directors has no present plans to authorize the issuance of any such shares of preferred stock.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), the Company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which the Company plans to elect to be taxed as a real estate investment trust under the Code). Also, not more than 50% of the value of the outstanding shares of the Company’s stock (after taking into account certain options to acquire shares of the Company’s stock) may be owned, directly or indirectly or through application of certain attribution rules, by five or fewer individuals at any time during the last half of a taxable year (other than the first taxable year for which the Company elects to be taxed as a real estate investment trust under the Code).

The Charter includes restrictions concerning the ownership and transfer of shares of the Company’s stock. The Company’s board of directors may, from time to time, grant waivers from these restrictions, in its sole discretion. The relevant sections of the Charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of the Company’s common stock (the “common stock ownership limit”) or 9.8% in value of the outstanding shares of all classes or series of the Company’s stock (the “aggregate stock ownership limit”). The common stock ownership limit and the aggregate stock ownership limit collectively are referred to as the “ownership limits.” The person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of the Company’s stock as described below, would beneficially own or constructively own shares of the Company’s stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of the Company’s stock is referred to as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and may cause shares of the Company’s stock owned beneficially or constructively by a group of related individuals and/or entities to be treated as owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of the Company’s common stock, or less than 9.8% in value of the outstanding shares of all classes and series of the Company’s stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of the Company’s stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of the Company’s stock in excess of the ownership limits.

The Company’s board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if the board of directors determines that:

•
no individual’s beneficial or constructive ownership of the Company’s stock will result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a real estate investment trust under the Code; and

•
such stockholder does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the Company’s board of directors determines that revenue derived from such tenant will not affect the Company’s ability to qualify as a real estate investment trust under the Code.

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of the Company’s stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, the Company’s board of directors may require an opinion of counsel or a ruling from the Internal Revenue Service, in either case in form and substance satisfactory to the Company’s board of directors, in its sole discretion, in order to determine or ensure the Company’s status as a real estate investment trust under the Code and such representations and undertakings from the person requesting the exception as the Company’s board of directors may require in its sole discretion to make the determinations above. The Company’s board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, the Company’s board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for one or more persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of the outstanding shares of the Company’s stock or the Company would otherwise fail to qualify as a real estate investment trust under the Code. A reduced ownership limit will not apply to any person or entity whose percentage ownership of the Company’s common stock or the Company’s stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of the Company’s common stock or the Company’s stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of the Company’s common stock or stock of all classes or series, as applicable, will violate the decreased ownership limit.

The Charter further prohibits:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of the Company’s stock that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a real estate investment trust under the Code; and

•
any person from transferring shares of the Company’s stock if the transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Company’s stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of Company’s stock described above, or who would have owned shares of Company’s stock transferred to the trust as described below, must immediately give written notice to the Company of such event or, in the case of an attempted or proposed transaction, give the Company at least 15 days’ prior written notice and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a real estate investment trust under the Code.

If any transfer of shares of the Company’s stock would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of the Company’s stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by the Company’s board of directors, or in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a real estate investment trust under the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the Company, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or the Company otherwise failing to qualify as a real estate investment trust under the Code, then the Charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of the Company’s stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of the Company’s stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of the Company’s stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before the Company discovers that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by the Company. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before the Company’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if the Company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of the Company’s stock transferred to the trustee are deemed offered for sale to the Company, or the Company’s designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company accepts, or the Company’s designee, accepts such offer. The Company may reduce the amount so payable to the trustee by the amount of any distribution that the Company made to the prohibited owner before the Company discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and the Company may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. The Company has the right to accept such offer until the trustee has sold the shares of the Company’s stock held in the trust as discussed below. Upon a sale to the Company, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If the Company does not buy the shares, the trustee must, within 20 days of receiving notice from the Company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of the Company’s stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that the Company paid to the prohibited owner before the Company discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by the Company that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if the Company’s board of directors determines that a transfer or other event has taken place that would violate the restrictions on ownership and transfer of the Company’s stock described above, the Company’s board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing the Company to redeem shares of the Company’s stock, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the Company’s stock, within 30 days after the end of each taxable year, must give the Company written notice stating the stockholder’s name and address, the number of shares of each class and series of the Company’s stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to the Company in writing such additional information as the Company may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on the Company’s status as a real estate investment trust and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of the Company’s stock and any person or entity (including the stockholder of record) who is holding shares of the Company’s stock for a beneficial owner or constructive owner must, on request, provide to the Company such information as the Company may request in order to determine the Company’s status as a real estate investment trust and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These restrictions on ownership and transfer of the Company’s stock will not apply if the Company’s board of directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust or that compliance is no longer required.

The restrictions on ownership and transfer of the Company’s stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Company’s common stock or otherwise be in the best interest of the Company’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., Mendota Heights, Minnesota.